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                                                                   EXHIBIT 10.29


            THIRD AMENDMENT TO THE GLOBAL POWER EQUIPMENT GROUP INC.
                                2000 OPTION PLAN



         This Third Amendment to the Global Power Equipment Group Inc. 2000 Option Plan (the "Option Plan") of Global Power Equipment Group Inc., a Delaware corporation (the "Company"), has been deemed advisable and has been adopted pursuant to the terms of Section 6.7 of the Option Plan by the Company's Board of Directors and is effective on June 27, 2001. Terms used herein but not otherwise defined shall have the meanings given to such terms in the Option Plan.

1. Article III of the Option Plan is hereby amended by adding a new second sentence immediately following the first sentence thereof to read as follows:

         "If and to the extent that the Board shall appoint a Compensation Committee, which shall consist of not less than two members of the Board, such Compensation Committee shall administer the Plan and have all of the rights, duties and responsibilities of the Board under the Plan, other than the authority of the Board under Section 6.7 of the Plan (concerning amendment, suspension and termination of the Plan); provided, however, that the Board may, in its discretion, retain and exercise any such rights, duties or responsibilities, including, but not limited to, by establishing procedures to be followed by the Compensation Committee."

2. In all other respects, the Option Plan is ratified and shall, as so changed by this Third Amendment, continue in full force and effect.